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BRISTOL-MYERS SQUIBB TO SETTLE

SECURITIES CLASS ACTION LITIGATION

(NEW YORK, July 30, 2004) — Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has reached an agreement to settle its securities class action lawsuit, in re BMS Securities Litigation, Master File, No. 02-CV-2551 LAP,which is pending in the U.S. District Court in the Southern District of New York against the company and a number of the company’s current and former officers, related to wholesaler inventory and other accounting matters, and the company’s investment in and relationship with ImClone Systems Inc., and ImClone’s product, ERBITUX.

Under the proposed settlement, the litigation will be terminated in exchange for a payment of $300 million. As part of the settlement, the company made no admission of wrongdoing.

As previously disclosed, the company increased its reserves for liabilities in the second quarter of 2004 by approximately $320 million, from $150 million to approximately $470 million, for private litigation and governmental investigations related to wholesaler inventory issues and other accounting matters. The entire amount to be paid under this settlement will be charged against this increased reserve. The proposed settlement does not resolve the pending governmental investigations and other private litigation (both ERISA and derivative litigation) related to wholesaler inventory issues and other accounting matters.

The settlement is subject to a number of conditions, including final court approval following completion of a fairness hearing. At this time, there can be no assurance that those conditions will be met and that the settlement will receive final court approval.

For a discussion of the company’s legal proceedings, see Note 15 — “Legal proceedings and contingencies” included in the Company’s Quarterly Report on form 10-Q/ A for the period ended March 31, 2004. A detailed description of the pending governmental investigations, derivative litigation and ERISA litigation is set forth under “Other securities matters” and “ERISA — Litigation”, respectively, included in Note 15.

Bristol-Myers Squibb is a global pharmaceutical and related healthcare products company whose mission is to extend and enhance human life.